Exhibit 99.3

Risk Factors

RISKS RELATED TO OUR BECOMING A BANK HOLDING COMPANY

GMAC LLC’s (“our”, “we,” “us,” or “GMAC”) business, financial condition and results of operations could be adversely affected by new regulations to which we are and will become subject as a result of becoming a bank holding company, by new regulations or by changes in other regulations or the application thereof.

     On November 14, 2008, we filed an application with the Board of Governors of the Federal Reserve System (“Federal Reserve”) to become a bank holding company. The application is currently pending with the Federal Reserve and may or may not ultimately be approved. If our application is approved, we expect to be able to continue to engage in most of the activities in which we currently engage. However, it is possible that certain of our existing activities will not be deemed to be permissible under applicable regulations if our application is successful. For example, General Motors Corporation (“GM”) is currently an affiliate of GMAC Bank for purposes of Section 23A of the Federal Reserve Act (“Section 23A”). Section 23A prohibits GMAC Bank from purchasing certain low-quality assets from its affiliates or engaging in specified “covered transactions” with any one affiliate that exceed 10% of its capital stock and surplus or with all of its affiliates that, in the aggregate, exceed 20% of its capital stock and surplus. In connection with our application to become a bank holding company under the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”), we are seeking from the Federal Reserve a determination under, or exception from, Section 23A to provide that GM will not be deemed an affiliate of GMAC Bank. Following GMAC’s conversion to a bank holding company, if GM were to continue to be an affiliate of GMAC Bank, the 10% and 20% tests described above would still apply to GMAC Bank’s relationship with GM. Consequently, our plans to move material portions of our business into GMAC Bank (including the origination of our wholesale dealer assets) would be materially adversely affected.

     In addition, if we successfully convert into a bank holding company, we will be subject to the comprehensive, consolidated supervision of the Federal Reserve, including risk-based and leverage capital requirements and information reporting requirements. This regulatory oversight is established to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders.

     On November 20, 2008, GMAC commenced separate private exchange offers and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ (the “GMAC offers”) and Residential Capital, LLC’s (the “ResCap offers,” together with the GMAC offers, the “offers”) outstanding notes by eligible holders for cash, newly issued notes of GMAC and, in the case of the GMAC offers only, preferred stock of a wholly-owned GMAC subsidiary, upon the terms and subject to the conditions set forth in the confidential offering memoranda and the related letters of transmittal. If the offers are not completed, there can be no assurance that we will be able to take alternative steps to meet the capital requirements of the BHC Act.

     The financial services industry, in general, is heavily regulated. Proposals for legislation further regulating the financial services industry are continually being introduced in the United States Congress and in state legislatures. The agencies regulating the financial services industry also periodically adopt changes to their regulations. In light of current conditions in the U.S. financial markets and economy, regulators have increased their focus on the regulation of the financial services industry. For instance, in October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, which in turn created the Troubled Asset Relief Program (the “TARP”) and the Capital Purchase Program. We are unable to predict how these programs will be implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations.

     We are also affected by the policies adopted by regulatory authorities and bodies of the United States and other governments. For example, the actions of the Federal Reserve and international central banking authorities directly impact our cost of funds for lending, capital raising and investment activities and may impact the value of financial instruments we hold. In addition, such changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

If we are unable to obtain sufficient capital in the offers or are unable to satisfy regulatory capital requirements in the future, we could become subject to enforcement actions and/or Federal Deposit Insurance Corporation (“FDIC”) receivership.

     If a bank holding company fails to satisfy regulatory capital requirements, it may be subject to serious consequences ranging in severity from being precluded from making acquisitions, to becoming subject to formal enforcement actions by the Federal Reserve and FDIC receivership. If we do not obtain sufficient capital in the offers, are not able to access the Capital Purchase Program or are otherwise unable to satisfy regulatory capital requirements applicable to bank holding companies following conversion to a bank holding company or in the future, we may become subject to such enforcement actions or be otherwise unable to successfully execute our business plan. In addition, even if we are able to obtain sufficient capital in the offers, through the Capital Purchase Program or though other means, if unanticipated market factors emerge and/or we are unable to access the credit markets to meet our capital and liquidity needs in the future, we may become precluded from making acquisitions, subject to formal enforcement actions by the Federal Reserve, be placed in FDIC receivership or suffer other consequences, and such actions could impair us from successfully executing our business plan and have a material adverse effect on our business, results of operations and financial position.

We may not be successful in implementing our business plan as a bank holding company.

     Even if we are successful in becoming a bank holding company, we may not be able to successfully implement our business plan. As a bank holding company, we intend to undertake new business activities and doing so is subject to inherent risks. There can be no assurance that we will be able to execute on these plans in a timely manner, if at all.

RISKS RELATED TO OUR BUSINESS

Our business and the businesses of our subsidiaries, including Residential Capital, LLC (“ResCap”), require substantial capital, and continued disruption in our funding sources and access to the capital markets could continue to have a material adverse effect on our liquidity and financial condition.

     Our liquidity and ongoing profitability are, in large part, dependent upon our timely access to capital and the costs associated with raising funds in different segments of the capital markets. We depend and will continue to depend on our ability to access diversified funding alternatives to meet future cash flow requirements and to continue to fund our operations. Our funding strategy and liquidity position have been significantly adversely affected by the ongoing stress in the credit markets that began in the middle of 2007 and reached unprecedented levels during recent months. The capital markets remain highly volatile and access to liquidity has been significantly reduced. These conditions, in addition to the reduction in our credit ratings, have resulted in increased borrowing costs and our inability to access the unsecured debt markets in a cost-effective manner. This has resulted in an increased reliance on asset-backed and other secured sources of funding. Based on existing asset availability and eligibility criteria, we currently have available approximately $500 million of capacity under our secured credit lines. However, we have the ability to significantly increase the amount of available capacity based on future asset origination and potential availability. Some of these facilities have not been renewed placing additional pressure on our liquidity position. See our Form 10-Q for the period ending September 30, 2008 for additional information regarding such facilities. Our inability to renew the remaining loans and facilities as they mature would have a further negative impact on our liquidity position. We also have significant maturities of unsecured debt each year. Approximately $1.8 billion of our outstanding unsecured debt matures in the fourth quarter of 2008, $12.8 billion matures in 2009 and $8.8 billion matures in 2010. In addition, as of September 30, 2008, we have approximately $38.7 billion of outstanding unsecured debt (including $14.6 billion of Smart Notes and $3.9 billion of Demand Notes, although the amount of outstanding Demand Notes has significantly declined since September 30, 2008) which is not subject to the offers. In order to retire these instruments, we either will need to refinance this debt, which will be very difficult should the current volatility in the credit markets continue or worsens, or generate sufficient cash to retire the debt. In addition, if the offers are completed and GMAC’s applications to become a bank holding company under the BHC Act and/or to participate in the Capital Purchase Program are not approved, as a result of cash outflows associated with the offers and otherwise, GMAC may be required to execute asset sales or other liquidity generating actions over and above its normal finance activities to provide additional working capital and repay debt as it matures and its inability to do so would have a material adverse effect on its business, results of operations and financial position (including its ability to meet debt maturities in 2009).

     In addition, continued or further negative events specific to us or our 49% owner and largest customer, GM, would further adversely impact our funding sources (see risk factor below entitled “The profitability and financial condition of our operations are heavily dependent upon the performance, operations and prospects of GM”). Furthermore, we have recently provided a significant amount of funding to ResCap, and may provide additional funding to ResCap in the future; as a result, any negative events with respect to ResCap could serve as a drain on our financial resources and have a material adverse effect on our liquidity and consolidated financial position. We have not made, and are not making, any commitment to continue to fund ResCap or to forgive ResCap debt and are not subject to any contractual obligation to do so.

     ResCap’s liquidity has also been significantly impaired, and may be further impaired, due to circumstances beyond our control, such as adverse changes in the economy and general market conditions. ResCap’s November 17, 2008 interest payment on certain of its outstanding indebtedness was made only after GMAC’s determination to provide ResCap the support described in Item 8.01 of our current report on Form 8-K filed on November 19, 2008 under “Liquidity and Capital Resources.”. As of September 30, 2008, the borrowing base of the $3.5 billion senior secured credit facility with GMAC allowed for total borrowings of $3.0 billion and ResCap had approximately $2.9 billion outstanding thereunder (including $750 million first loss participation of GM and Cerberus). Continued deterioration in ResCap’s business performance could further limit, and recent reductions in its credit ratings have limited, ResCap’s ability to access the capital markets on favorable terms. During recent volatile times in the capital and secondary markets, especially since August 2007, access to aggregation and other forms of financing, as well as access to securitization and secondary markets for the sale of ResCap’s loans, has been severely constricted. Furthermore, ResCap’s access to capital has been negatively impacted by declines in the market value of our mortgage products and in the willingness of market participants to provide liquidity for such products.

If the offers are not completed, or if the settlement date for the offers does not occur on or prior to December 31, 2008, there is a significant risk that GMAC will trigger a default under certain of its secured and unsecured funding and credit facilities.

     In June 2008, certain subsidiaries of GMAC entered into a new secured revolving credit facility, to which GMAC is also party as administrator for the borrower subsidiaries. This facility includes a leverage ratio covenant that requires GMAC reporting segments, excluding the ResCap reporting segment, to have a ratio of consolidated borrowed funds to consolidated net worth not to exceed 11.0:1. This covenant is also included in GMAC’s whole-loan flow agreement with Bank of America.  GMAC further remains subject to a separate leverage ratio covenant under certain existing bilateral bank facilities, which also requires a ratio of consolidated borrowed funds to consolidated net worth not to exceed 11.0:1, but does not exclude the ResCap reporting segment (collectively, the “Covenants”). The Covenants are measured quarterly and GMAC was in compliance with them as of September 30, 2008. If the offers are not completed, or if the settlement date for the offers does not occur on or prior to December 31, 2008, there is a significant risk that GMAC will not remain in compliance with the Covenants. If this occurred and if GMAC was not successful in either obtaining waivers from applicable lenders or taking other actions during the quarter, it would have a materially adverse effect on GMAC’s liquidity and financial position.

The occurrence of recent adverse developments in the mortgage finance and credit markets has adversely affected ResCap’s business, liquidity and its capital position and has raised substantial doubt about ResCap’s ability to continue as a going concern.

     ResCap has been negatively impacted by the events and conditions in the broader mortgage banking industry, most severely but not limited to the nonprime and nonconforming mortgage loan markets. Fair market valuations of mortgage loans held-for-sale, mortgage servicing rights, securitized interests that continue to be held by ResCap and other assets and liabilities it records at fair value have significantly deteriorated due to weakening housing prices, increasing rates of delinquencies and defaults of mortgage loans. These same deteriorating factors have also resulted in higher provision for loan losses on ResCap’s mortgage loans held-for-investment and real estate lending portfolios. Due to such deteriorating factors and other reasons discussed herein, with certain exceptions, in ResCap’s domestic operations it is currently originating only prime credit quality loans that are produced in conformity with the underwriting guidelines of Fannie Mae, Freddie Mac and Ginnie Mae. The market deterioration has resulted in rating agency downgrades of asset- and mortgage-backed securities which in turn has led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. Most recently, the widely publicized credit defaults and/or acquisitions of large financial institutions in the marketplace has further restricted credit in the United States and international lending markets.

     ResCap is highly leveraged relative to its cash flow and continues to recognize substantial losses resulting in a significant deterioration in capital. Furthermore, in light of the decline in ResCap’s consolidated tangible net worth, as defined, Fannie Mae has requested additional security for some of ResCap’s potential obligations under its agreements with them. ResCap has reached an agreement with Fannie Mae, under the terms of which ResCap will provide Fannie Mae additional collateral valued at $200 million, and agree to sell and transfer the servicing rights on mortgage loans having an unpaid principal balance of approximately $12.7 billion, or approximately 9% of the total principal balance of loans ResCap services. Fannie Mae has indicated that in return for these actions, Fannie Mae will agree to forbear, until January 31, 2009, from exercising contractual remedies otherwise available due to the decline in consolidated tangible net worth, as defined. Actions based on these remedies could have included, among other things, reducing ResCap’s ability to sell loans to Fannie Mae, reducing its capacity to service loans for Fannie Mae, or requiring it to transfer servicing rights of loans ResCap services for Fannie Mae. ResCap believes that selling the servicing rights related to the loans described above will have an incremental positive impact on ResCap’s liquidity and overall cost of servicing, since it will no longer be required to advance delinquent payments on those loans. However, meeting Fannie Mae’s collateral request will have a negative impact on ResCap’s liquidity. Moreover, if Fannie Mae deems ResCap’s consolidated tangible net worth, as defined, to be inadequate following the expiration of the forbearance period referred to above, and if Fannie Mae then determines to exercise their contractual remedies as described above, including reducing or restricting its purchase of loans from ResCap, it would adversely affect our profitability and financial condition.

     There continues to be a risk that ResCap will not be able to meet its debt service obligations, will default on its financial debt covenants due to insufficient capital and/or be in a negative liquidity position in 2008. As of September 30, 2008, the borrowing base of the $3.5 billion senior secured credit facility with GMAC allowed for total borrowings of $3.0 billion and ResCap had approximately $2.9 billion outstanding thereunder (including $750 million first loss participation of GM and Cerberus). Additionally, ResCap’s ability to participate in any governmental investment program or the TARP, either directly or indirectly through GMAC, is unknown at this time. In light of ResCap’s liquidity and capital needs, combined with volatile conditions in the marketplace, there is substantial doubt about ResCap’s ability to continue as a going concern. As of September 30, 2008, ResCap had $2.3 billion of remaining equity (including equity in GMAC Bank) and has averaged $1.14 billon in losses per quarter during the last 8 quarters. If unanticipated market factors emerge and/or GMAC no longer continues to support ResCap’s capital or liquidity needs, or ResCap is unable to successfully execute its other initiatives, it would have a material adverse effect on its business, results of operations and financial position. If the offers are not completed, GMAC does not currently intend to take further actions in support of ResCap. Except as set forth herein, GMAC has not made, and is not making, any commitment to continue to fund ResCap or to forgive ResCap debt and GMAC is not subject to any contractual obligation to do so regardless of whether the offers are completed.

The profitability and financial condition of our operations are heavily dependent upon the performance, operations and prospects of GM.

     A significant portion of our customers are those of GM and GM dealers and other GM-related employees. As a result, a significant adverse change in GM’s business, including significant adverse changes in GM’s liquidity position and access to the capital markets, the production or sale of GM vehicles, the quality or resale value of GM vehicles, the use of GM marketing incentives, GM’s relationships with its key suppliers, GM’s relationship with the United Auto Workers and other labor unions, and other factors impacting GM or its employees would have a significant adverse effect on our profitability and financial condition.

     We provide vehicle financing through purchases of retail automotive and lease contracts with retail customers of primarily GM dealers. We also finance the purchase of new and used vehicles by GM dealers through wholesale financing, extend other financing to GM dealers, provide fleet financing for GM dealers to buy vehicles they rent or lease to others, provide wholesale vehicle inventory insurance to GM dealers, provide automotive extended service contracts through GM dealers, and offer other services to GM dealers. In 2007, our shares of GM retail sales and sales to dealers were 35% and 82%, respectively, in markets where GM operates. As a result, GM’s level of automobile production and sales directly impacts our financing and leasing volume, the premium revenue for wholesale vehicle inventory insurance, the volume of automotive extended service contracts, and the profitability and financial condition of the GM dealers to whom we provide wholesale financing, term loans, and fleet financing. In addition, the quality of GM vehicles affects our obligations under automotive extended service contracts relating to such vehicles. Further, the resale value of GM vehicles, which may be impacted by various factors relating to GM’s business such as brand image or the number of new GM vehicles produced, affects the remarketing proceeds we receive upon the sale of repossessed vehicles and off-lease vehicles at lease termination. Accordingly, in the event that GM became a debtor under the United States Bankruptcy Code, its business could be materially adversely affected, and, in turn, our business could be materially adversely affected as well.

     In its Quarterly Report on Form 10-Q for the period ended September 30, 2008, GM reported that it had suffered significant losses from 2005 through the nine months ended September 30, 2008 and its estimated liquidity during the remainder of 2008 would be at or near the minimum required to operate its business unless, among other things, economic and automotive industry conditions significantly improve, it received substantial proceeds from asset sales, it gained access to capital markets and other private sources of funding, it received government funding under one or more current or future programs, or some combination of the foregoing. If GM is not successful in any of the foregoing initiatives, this could have a material adverse effect on our business, profitability and financial condition and could affect our ability to become a bank holding company.

     In addition, our Financing Services Agreement with GM provides that through November 16, 2016, subject to possible extension, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it will do so exclusively through GMAC, with the exception of Saturn-branded products. In the event of a GM bankruptcy, it is possible that GM would reject this exclusivity arrangement with us. If GM did so, this could have a material adverse effect on our business, profitability and financial condition. In addition, in connection with our application to become a bank holding company under the BHC Act, the Federal Reserve may also require modifications to the Financing Services Agreement.

     GMAC and GM are currently in discussions related to potential modifications to the Financing Services Agreement and related agreements between GMAC and GM. Resulting modifications could include, among other things, changes to GMAC exclusivity rights, GMAC obligations to meet certain performance targets, and duration of the agreements. GM and GMAC are also discussing potential changes to GM’s existing option to repurchase GMAC’s auto finance business, the current cap on GMAC unsecured exposure to GM, and other existing arrangements. Modifications to the Financing Services Agreement, if any, that may be entered into in the future could have a material net negative effect or material net positive effect and this could have a material adverse effect on our business, financial condition and profitability.

We have recently implemented a more conservative financing policy and such policies may adversely affect our revenues and profitability.

     In response to the current credit environment and other market conditions, our North American Automotive Finance operations has temporarily implemented a more conservative purchase policy for consumer automotive financing. Specifically, in the United States we have temporarily significantly reduced retail lending by limiting purchases to contracts with customers having a credit score of 700 or above, and have restricted contracts with an advance rate equal to or less than the dealer invoice. We have also recently increased the rates we charge dealers for non-incentivized consumer automotive financing. Additionally, our International Automotive Finance operations recently announced plans to cease retail and wholesale originations in Australia, New Zealand, and retail originations in certain European markets and further plans to implement a more conservative pricing policy throughout the remaining European markets in which we operate to more closely align lending activity with the current capital markets. We expect these actions to remain in place until the credit markets stabilize and accessibility improves and we expect global automotive financing volume to decrease in the near term as a result of these actions.

If the current disruption in the credit markets continues and global automotive financing volume continues to decrease, it could have a material adverse effect on our business, results of operations and financial position.

We may not obtain approval to become a bank holding company or obtain approval to participate in the Capital Purchase Program, the TLG Program or otherwise gain access to government programs.

     Obtaining bank holding company status and eligibility to participate in the Capital Purchase Program and the Temporary Liquidity Guarantee Program (the “TLG Program”) are subject to the approval of various governmental authorities, including the Federal Reserve Board, the U.S. Treasury and the FDIC and such approvals are subject to numerous conditions. The Federal Reserve has informed us that it will require us to implement certain actions prior to gaining approval. Among other things, such actions may include (i) achieving an aggregate amount of outstanding capital of approximately $30 billion (a significant portion of which will be obtained as a result of the offers, if successful), including approximately $2 billion of new capital from third parties or existing equity holders that will qualify as Tier 1 capital under the BHC Act and be acceptable to the Federal Reserve (which capital amount may be subject to change by the Federal Reserve), (ii) modifying our capital, shareholder and governance structure to be consistent with the regulatory requirements applicable to bank holding companies, (iii) obtaining all necessary banking regulatory approvals, (iv) modifying our capital funding plan and (v) certain other actions in connection therewith. Even if the offers are successful, we may not be successful in completing the other actions or satisfying the conditions required by the Federal Reserve to obtain approval and GMAC’s inability to do so would have a material adverse effect on its business, results of operations and financial position (including its ability to meet our debt maturities in 2009).